EXHIBIT 10.67

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                         2004 EMPLOYEE STOCK BONUS PLAN


I. PURPOSE OF THE PLAN

This 2004 Employee Stock Bonus Plan (the "Plan") is intended to promote the interests of Imaging Diagnostic Systems, Inc., a Florida corporation (the "Company"), by providing (i) Employees (not including officers and directors) of the Company who contribute to the management, growth and financial success of the Company, stock as appreciation for this past years efforts and as an incentive for them to remain in the service of the Company.


II. DEFINITIONS

As used herein, the following definitions shall apply:

"Board" shall mean the Board of Directors of the Company.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" shall mean the Committee appointed by the Board in accordance with paragraph (A) of Section IV of the Plan, if one is appointed, or the Board if no committee is appointed.

"Common Stock" shall mean the no par value common stock of the Company.

"Company" shall mean Imaging Diagnostic Systems, Inc., a Florida corporation.

"Employee" shall mean any person, not including officers and employee and non-employee directors, employed by the Company or any Parent or Subsidiary of the Company.

 "Plan" shall mean this 2004 Employee Stock Bonus Plan

"Share" shall mean a share of the Common Stock of the Company, as adjusted in accordance with of the Plan.


III. STOCK SUBJECT TO THE PLAN

Subject to the provisions of the Plan, the maximum aggregate number of Shares, which may be issued pursuant to this Plan, is 182,500 shares of Common Stock. Shares of the Company's common stock (the "Common Stock") shall be available for issuance under the Plan and may be drawn from the Company's authorized but unissued shares of Common Stock


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In the event any change is made to the Common Stock assumable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to the number and/or class of securities and price per share in effect under each outstanding option under the Plan. Such adjustments to the outstanding options are to be effected in a manner, which shall preclude the enlargement or dilution of rights and benefits under such options.

The adjustments determined by the Committee shall be final, binding and conclusive.

Common Stock issuable under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions determined by the Committee.


IV. ADMINISTRATION OF THE PLAN.

Procedure. The Board shall administer the Plan.

Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion:

To issue stock under this plan solely as and for Bonuses only.

To make all other determinations deemed necessary or advisable for the administration of the Plan.

Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Employees.


V. ELIGIBILITY

Persons Eligible. Stock may be issued to any employee selected by the Board.

No Effect on Relationship. The Plan shall not confer upon any Employee any right with respect to continuation of employment or other relationship with the Company nor shall it interfere in any way with his right or the Company's right to terminate his employment or other relationship at any time.


VI. TERM OF PLAN

The Plan becomes effective as of October 7, 2004; the date the Board approved this Plan.


VII. AMENDMENT AND TERMINATION OF THE PLAN


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Amendment and Termination. The Committee may amend or terminate the Plan from time to time in such respects, as the Committee may deem advisable.

Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Stock already issued Stock shall remain in full force and affect as if the Plan had not been amended or terminated.


VIII. CONDITIONS UPON ISSUANCE OF SHARES

Shares shall be issued pursuant including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated hereunder, applicable state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of legal counsel for the Company with respect to such compliance.

As a condition to the issuance of stock under this Plan, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and such other representations and warranties which in the opinion of legal counsel for the Company, are necessary or appropriate to establish an exemption from the registration requirements under applicable federal and state securities laws with respect to the acquisition of such Shares.


IX. RESERVATION OF SHARES

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's legal counsel to be necessary for the lawful issuance and sale of any Share hereunder, shall relieve the Company of any liability relating to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.


X. INFORMATION TO OPTIONEES

The Company shall provide to each Employee issued stock pursuant to this Plan, copies of all annual reports and other information, which are provided to all shareholders of the Company.


XI. GENDER

As used herein, the masculine, feminine and neuter genders shall be deemed to include the others in all cases where they would so apply.


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XIIII. CHOICE OF LAW

All questions concerning the construction, validity and interpretation of this plan and the instruments evidencing options will be governed by the internal law, and not the law of conflicts, of the State of Florida.


IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan effective as of October 7, 2004.

                                          IMAGING DIAGNOSTIC SYSTEMS, INC.

                                          By: /s/Timothy B. Hansen
                                              --------------------
                                              Name: Timothy B. Hansen
                                              Title: Chief Executive Officer

ATTEST:
By: /s/ Allan L. Schwartz
    ---------------------
    Name: Allan L. Schwartz
    Title: Exec. Vice-President
(SEAL)



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